Exhibit 4.5
GUARANTY OF PAYMENT
July 29, 2011
Eurohypo AG, New York Branch
1114 Avenue of the Americas
New York, New York 10036
Attention: Head of Portfolio Operations
and
the other “Banks”, as such quoted
term is defined in the “Agreement” defined below

Re:
Third Amended and Restated Revolving Credit Loan (the “Loan”) from Eurohypo AG, New York Branch (“Eurohypo”) and the other “Banks” (as such quoted term is defined in the Agreement, as hereinafter defined) to Twelve Oaks Mall, LLC, Fairlane Town Center LLC, and Dolphin Mall Associates LLC (individually, a “Borrower”; collectively, the “Borrowers”)

Dear Sir/Madam:
The Taubman Realty Group Limited Partnership (“TRG”) entered into that certain Secured Revolving Credit Agreement dated as of October 13, 2004 with Eurohypo and the lenders set forth therein (the “Original Loan Agreement”) whereby the lenders under the Original Loan Agreement made that certain Revolving Credit Loan (the “Original Loan”) to TRG.
In addition to other things, Twelve Oaks Mall, LLC and Fairlane Town Center LLC made that certain Guaranty of Payment (the “Original Guaranty”) to the Administrative Agent and the lenders under the Original Loan Agreement dated as of October 13, 2004.
The Original Loan was refinanced (the “First Amended Loan”) pursuant to an Amended and Restated Secured Revolving Credit Agreement dated August 9, 2006 (the “First Amended Loan Agreement”) among Borrowers or their predecessors in interest (as Borrower), TRG, Eurohypo and the other lenders signatory thereto (as Banks) and Eurohypo (as Administrative Agent for the Banks; Eurohypo, in such capacity, together with its successors in such capacity, “Administrative Agent”). As part of that refinancing, a restated Guaranty of Payment (“First Restated Guaranty”) replaced and, to the extent applicable, continued the indebtedness under the Original Guaranty.
The First Amended Loan was refinanced (the “Second Amended Loan”) pursuant to that certain Second Amended and Restated Secured Revolving Credit Agreement dated November 1, 2007 (the “Second Amended Loan Agreement”) among Borrowers (as Borrower), TRG, Eurohypo and the other lenders signatory thereto (as Banks) and Administrative Agent. As part of that refinancing, a restated Guaranty of Payment (“Second Restated Guaranty”) replaced and, to the extent applicable, continued the indebtedness under the First Restated Guaranty.

The Second Amended Loan is being refinanced pursuant to that certain Third Amended and Restated Secured Revolving Credit Agreement of even date herewith (the “Agreement”) among Borrowers (as Borrower), TRG, Eurohypo and the other lenders signatory thereto (as Banks) and Administrative Agent. This Guaranty (the “Guaranty”) replaces and, to the extent applicable, continues the indebtedness under the Second Restated Guaranty. To satisfy the requirements of the Agreement and as a condition precedent to the Loans being made pursuant thereto, Dolphin Mall Associates LLC, a Delaware limited liability company ("Dolphin LLC"), is additionally joining in this Guaranty. All initially capitalized terms used and not defined herein shall have the meanings respectively ascribed to them in the Agreement.
To induce the Banks to make the Loans (which Banks would not make but for this Guaranty of Payment), the undersigned (hereinafter, each of them individually “Guarantor” and collectively, “Guarantors”) hereby jointly and severally (except in the case of paragraphs 6 through 9 below which are made severally by each Guarantor) represents, warrants and covenants to the Banks and Administrative Agent as follows:
1.Authorization and Enforceability. The Agreement, Notes, Mortgages and all other Loan Documents have been duly authorized and executed by the signatories thereto (other than the Banks and Administrative Agent) and are legal, valid and binding instruments, enforceable against such parties in accordance with their respective terms, subject, however, to the qualifications that (a) some of the rights and remedies set forth in the Mortgages may be limited by bankruptcy, insolvency, reorganization and other Laws of general application to the enforcement of creditors’ rights and (b) certain remedies and waivers contained in the Mortgages and other Loan Documents may be limited by applicable Laws of the respective jurisdictions in which the Properties are located, none of which qualifications will materially interfere with the practical realization of the benefits and security provided thereby except for the economic consequences of any procedural delay which may result therefrom.
2.    Obligations Guaranteed. Guarantors absolutely and unconditionally guarantee the prompt payment when due, whether at maturity or by acceleration or otherwise, of all of Borrowers’ indebtedness under the Notes, the Mortgages and the Agreement, together with interest on such obligations to the extent provided for in said documents, and all legal and other costs or expenses paid or incurred by or on behalf of the Banks or Administrative Agent in the enforcement thereof or hereof or of any Other Guaranty (as hereinafter defined), and further guarantee that the representations and warranties made by Borrowers (including, without limitation, those with respect to the Mortgagors and the Properties) and by Guarantors in the Loan Documents are true and correct as of the date hereof. The current amount of the Total Loan Commitment is $650,000,000 (and Guarantors agree that any reference in this Guaranty to a Borrower or to Borrowers shall include each New Borrower [as defined in the Agreement]). Each Guarantor acknowledges and agrees that this Guaranty is a continuing guaranty and that the agreements, guaranties and waivers made by Guarantors herein, and Guarantors’ obligations hereunder, are and shall at all times continue to be primary, absolute and unconditional. Each Guarantor acknowledges that execution and delivery of this Guaranty of Payment is a condition precedent to the Loan. Each Guarantor further agrees that if any Borrower shall fail to pay in full when due, whether at stated maturity, by acceleration or otherwise, any of the obligations guaranteed hereunder (and if any grace or cure period applicable to payment of such obligation shall have expired), Guarantors will upon demand pay the same. The maximum liability of each Borrower which is a Guarantor hereunder shall be limited to the maximum permissible amount which would be valid and enforceable and would not render this Guaranty of Payment voidable as to such Guarantor as a fraudulent transfer or otherwise, under applicable federal and state bankruptcy, insolvency, fraudulent transfer and other similar creditors’ rights laws. Notwithstanding anything to the contrary contained in this Guaranty of Payment or the Loan Documents, the maximum aggregate liability of Dolphin LLC (i) under this Guaranty of Payment for the payment of the obligations guaranteed under this Guaranty of Payment with respect to principal due under the Notes and (ii) under the Loan Documents for the repayment of principal due under the Notes, shall not exceed the amount of the Dolphin Sublimit (for the avoidance of doubt, the foregoing limitation shall not apply to any liability of Dolphin LLC with respect to the payment of interest, protective advances and other fees and charges due under the Loan Documents).
3.    Liability Unimpaired. Guarantors’ liability hereunder shall in no way be limited or impaired by, and each Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of any of the Loan Documents (including any Loan Document executed after the date hereof) or any other instrument made to or with Administrative Agent or the Banks by Guarantors, Borrowers or any Person who succeeds any Borrower as owner of all or part of the Mortgaged Property under the Mortgage executed by it. In addition, Guarantors’ liability hereunder shall in no way be limited or impaired by (i) any extensions of time for performance required by any of said documents, (ii) any sale, assignment or foreclosure of the Notes or Mortgages or any sale or transfer of all or part of the Mortgaged Property under any of the Mortgages, (iii) any exculpatory provision in any of said instruments limiting the Banks’ recourse to the Mortgaged Property under any or all of the Mortgages or to any other security, or limiting the Banks’ rights to a deficiency judgment against Borrowers, (iv) the release of a Borrower or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of said instruments by operation of law or otherwise, (v) the release or substitution in whole or in part of any security for the Loan, (vi) the failure to record any of the Mortgages or file any UCC financing statements (or the improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Loan, (vii) the invalidity, irregularity, unenforceability or uncollectibility, in whole or in part, of any of the Loan Documents, this Guaranty or any other instrument or agreement now or hereafter executed or delivered to Administrative Agent or the Banks in connection with the Loan, (viii) any proceedings, voluntary or involuntary, regarding the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or Guarantor or (ix) any other action or circumstance whatsoever which constitutes, or might be construed to constitute, a legal or equitable discharge or defense of any Borrower or Guarantor for their respective obligations under any of the Loan Documents or of Guarantors under this Guaranty; and, in any such case, whether with or without notice to Guarantors and with or without consideration. Each Guarantor acknowledges that it is deriving substantial benefit from the making of the Loan and that, consequently, each Guarantor has received valuable consideration for the giving of this Guaranty and the granting of the Mortgages.
4.    Indemnification; Payments; Certain Waivers. Guarantors shall indemnify

Administrative Agent and the Banks against loss, cost or expense caused by the assertion by Borrowers or Guarantors of any defense to their respective obligations under any of the Loan Documents, the assertion by Guarantors of any defense to its obligations hereunder or the assertion by the guarantor(s) under any Other Guaranty of any defense to its (or their) obligations thereunder, other than, in either such case, a successful defense as determined in an unappealable judgment of a court of competent jurisdiction. Each Guarantor (i) waives any right or claim of right to cause a marshalling of any Borrower’s or any other Person’s assets or to cause the Banks or Administrative Agent to proceed against any of the security for the Loan or for the obligations guaranteed hereby before proceeding against such Guarantor or to proceed against such Guarantor and any other obligor under the Loan in any particular order, (ii) agrees that any payments required to be made by such Guarantor hereunder shall become due on demand in accordance with the terms of the Notes and Agreement immediately upon the happening of any Event of Default and without presentment to Borrowers, demand for payment or protest, or notice of non-payment or protest and (iii) expressly waives and relinquishes all rights and remedies accorded by applicable Law to guarantors. Without limiting the generality of the foregoing, until such time as all sums owing to the Banks and Administrative Agent in respect of the Loan have been repaid in full, each Guarantor hereby waives all rights (x) of subrogation, (y) to participate in any claim or remedy the Banks or Administrative Agent may now or hereafter have against Borrowers or any other Person or in any collateral which the Banks or Administrative Agent now have or hereafter may acquire for the obligations guaranteed hereby and (z) to contribution, indemnification, set-off, exoneration or reimbursement, whether from Borrowers, Guarantors, or any other Person now or hereafter primarily or secondarily liable for any of Borrowers’ obligations to the Banks, and whether arising by contract or operation of law or otherwise by reason of Guarantors’ execution, delivery or performance of this Guaranty.
5.    Reinstatement. This Guaranty shall continue to be effective, or be reinstated automatically, as the case may be, if at any time payment, in whole or in part, of any of the obligations guaranteed hereby is rescinded or otherwise must be restored or returned by Administrative Agent or the Banks (whether as a preference, fraudulent conveyance or otherwise) upon or in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any Guarantor or any other Person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower, any Guarantor or any other Person or for a substantial part of a Borrower’s, Guarantor’s or any of such other Person’s property, as the case may be, or otherwise, all as though such payment had not been made. Each Guarantor further agrees that in the event any such payment is rescinded or must be restored or returned, all costs and expenses (including, without limitation, legal fees and expenses) incurred by or on behalf of Administrative Agent or the Banks in defending or enforcing such continuance or reinstatement, as the case may be, shall constitute costs of enforcement, the payment of which is guaranteed by Guarantors pursuant to paragraph 2 above and covered by Guarantors’ indemnity pursuant to paragraph 4 above.
6.    Formation and Existence; Power and Authority. Each Guarantor is a partnership or limited liability company duly organized, validly existing and in good standing under the Laws of the state of its formation and has full power and authority to execute, deliver and perform this Guaranty and any Loan Document to which it is a party. Each Guarantor will preserve and maintain such legal existence and good standing.

7.    Maintenance of Records; Inspection and Cooperation. Each Guarantor shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its financial transactions. At any reasonable time and from time to time upon reasonable notice, each Guarantor will permit Administrative Agent or any Bank or any agent or representative thereof (provided that a representative of any Bank must, at Guarantors’ request, be accompanied by a representative of Guarantors), to examine and make copies and abstracts from the records and books of account of, and visit the Property of each Guarantor and to discuss the affairs, finances and accounts of each Guarantor with the appropriate financial officer thereof and with its independent accountants.
8.    Accuracy of Information; Full Disclosure. To the best of Guarantors’ knowledge, neither this Guaranty nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrowers or Guarantors to Administrative Agent or any Bank in connection with the negotiation of the Loan Documents or the consummation of the transactions contemplated thereby, or required herein or by the Loan Documents to be furnished by or on behalf of Borrowers or Guarantors, contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or in the Loan Documents not misleading; and, to the best of Guarantors’ knowledge, there is no fact which any Guarantor has not disclosed to Administrative Agent and the Banks in writing which materially affects adversely or, so far as Guarantors can now foresee, will materially affect adversely any of the Mortgaged Property under the Mortgage executed by it or the business affairs or financial condition of Borrowers or Guarantors, or the ability of Borrowers or Guarantors to perform this Guaranty and the other Loan Documents.
9.    Financial Statements. The most recent financial statements heretofore delivered by Guarantors to Administrative Agent or the Banks are true, correct and complete in all respects, have been prepared in accordance with GAAP and fairly present Guarantors’ financial condition as of the respective dates thereof; no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof.
10.    Non-Waiver; Remedies Cumulative. No failure or delay on Administrative Agent’s or the Banks’ part in exercising any right, power or privilege under any of the Loan Documents, this Guaranty or any other document made to or with the Banks or Administrative Agent in connection with the Loan shall operate as a waiver of any such privilege, power or right or shall be deemed to constitute Administrative Agent’s or the Banks’ acquiescence in any default by Borrower or Guarantors under any of said documents. A waiver by the Banks or Administrative Agent of any right or remedy under any of the Loan Documents, this Guaranty or any other document made to or with the Banks or Administrative Agent in connection with the Loan on any one occasion shall not be construed as a bar to any right or remedy which the Banks or Administrative Agent otherwise would have on any future occasion. The rights and remedies provided in said documents are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by Law.

11.    Liability Unaffected by Release. Any Guarantor, or any other Person liable upon or in respect of any obligation hereby guaranteed, may be released without affecting the liability of any Guarantor not so released.
12.    Transfers of Interests in Loan. Guarantors recognize that the Banks may sell and transfer interests in the Loan to one or more Participants and/or Assignees as provided in the Agreement and that all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrowers, Guarantors or the Loan, may be exhibited to and retained by any such Participant or Assignee or prospective Participant or Assignee, subject, however, to the confidentiality provisions set forth in the Agreement.
13.    Separate Indemnity. Guarantors acknowledge and agree that the Banks’ and Administrative Agent’s rights (and Guarantors’ obligations) under this Guaranty shall be in addition to all of the Banks’ and Administrative Agent’s rights (and all of Guarantors’ obligations) under any indemnity agreement (including the Indemnity) executed and delivered to the Banks and/or Administrative Agent in connection with the Loan, and payments by Guarantors under this Guaranty shall not reduce any of Guarantors’ obligations and liabilities under any such indemnity agreement.
14.    Other Guaranty. Guarantors acknowledge that, pursuant to Section 12.06 of the Agreement, an additional guaranty or guaranties of payment may be executed in favor of the Banks in connection with the addition of Properties as security for the Loan subsequent to the date hereof (each such additional guaranty, an “Other Guaranty”). Guarantors agree that Guarantors’ joint and several liability under this Guaranty shall be unaffected by any sums which the Banks may recover under or in respect of any Other Guaranty (other than by the amount the total indebtedness is reduced by any sums recovered under or in respect of any Other Guaranty), it being intended that Guarantors’ liability hereunder shall be determined as though this Guaranty were the only guaranty of payment of the Loan given to the Banks.
15.    ADDITIONAL WAIVERS IN THE EVENT OF ENFORCEMENT. EACH GUARANTOR HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF THE BANKS ON THIS GUARANTY, ANY AND EVERY RIGHT GUARANTOR MAY HAVE TO (I) INJUNCTIVE RELIEF, (II) A TRIAL BY JURY, (III) INTERPOSE ANY COUNTERCLAIM THEREIN, OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS AND (IV) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT GUARANTORS FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

16.    Governing Law; Submission to Jurisdiction. THIS GUARANTY AGREEMENT WAS NEGOTIATED IN PART IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTES SECURED HEREBY WERE DISBURSED IN PART FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF THIS GUARANTY AGREEMENT AND ALL OF THE OBLIGATIONS ARISING HEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY AGREEMENT AND THE NOTE, AND THIS GUARANTY AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. Each Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Guaranty, and each Guarantor hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in The City of New York may be made by certified or registered mail, return receipt requested, directed to each Guarantor at the address indicated below, and service so made shall be complete five (5) days after the same shall have been so mailed.
17.    Severability. Any provision of this Guaranty, or the application thereof to any Person or circumstance, which, for any reason, in whole or in part, is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty (or the remaining portions of such provision) or the application thereof to any other Person or circumstance, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision (or portion thereof) or the application thereof to any Person or circumstance in any other jurisdiction.
18.    Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim any Bank may otherwise have, any Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of each Guarantor at any of such Lender’s offices against any amount payable by each Guarantor to such Lender hereunder or under any Loan Document which is not paid when due (regardless of whether such balances are then due to either Guarantor), in which case it shall promptly notify each Guarantor and Administrative Agent thereof; provided that such Lender’s failure to give such notice shall not affect the validity thereof. Payments by either Guarantor hereunder or under the Loan Documents shall be made without setoff or counterclaim.
19.    Entire Agreement; Amendments. This Guaranty contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or statements relating to such subject matter, and none of the terms and provisions hereof may be waived, amended or terminated except in accordance with Section 12.02 of the Agreement.
20.    Successors and Assigns. This Guaranty shall be binding upon and shall inure to the benefit of the Banks and Administrative Agent and Guarantor and their respective heirs, personal representatives, successors and assigns. This Guaranty may be assigned by any Bank with respect to all or any portion of the obligations guaranteed hereby, and when so assigned each Guarantor shall be liable under this Guaranty to the assignee(s) of the portion(s) of the obligations guaranteed hereby so assigned without in any manner affecting the liability of either Guarantor hereunder to the assigning Bank with respect to any portion of the obligations guaranteed hereby retained by the assigning Bank, or to any other Bank.
21.    Paragraph Headings. Any paragraph headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction hereof.
22.    Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original. Said counterparts shall constitute but one and the same instrument and shall be binding upon each Guarantor individually as fully and completely as if all had signed but one instrument so that the joint and several liability of each Guarantor under this Guaranty shall be unaffected by the failure of any other Guarantor to execute any or all of said counterparts.
23.    Non-Recourse. Notwithstanding anything to the contrary contained in this Guaranty or any Loan Documents or Relevant Documents, pursuant to Section 11.02 of the Agreement, which is fully incorporated by reference herein, no recourse shall be had under or upon any obligation under this Guaranty against any of the constituent partners of TRG or their successors or assigns.

Very truly yours,

TWELVE OAKS MALL, LLC, a Michigan limited liability company

By:	The Taubman Realty Group Limited Partnership, a Delaware limited partnership, its sole member

By /s/ Steven E. Eder
Name: Steven E. Eder
Title: Authorized Signatory

FAIRLANE TOWN CENTER LLC, a Michigan limited liability company

By:	Woodland Investment Associates Limited Partnership, a Delaware limited partnership, its sole member

By /s/ Steven E. Eder
Name: Steven E. Eder
Title: Authorized Signatory

DOLPHIN MALL ASSOCIATES LLC, a Delaware limited liability company

By:	The Taubman Realty Group Limited Partnership, a Delaware limited partnership, its sole member

By /s/ Steven E. Eder
Name: Steven E. Eder
Title: Authorized Signatory

THE TAUBMAN REALTY GROUP LIMITED
PARTNERSHIP, a Delaware limited partnership

By: /s/ Steven E. Eder
Name: Steven E. Eder Title: Authorized Signatory

Address of Guarantor:
c/o The Taubman Company LLC 200 East Long Lake Road - Suite 300 Bloomfield Hills, Michigan 48304 Attention: Steven E. Eder

This is to certify that this Guaranty was executed in my presence on the date hereof by the parties whose signatures appear above in the capacities indicated.

/s/ Katherine A. Beale
Notary Public

My commission expires:
10/13/2012

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